EXHIBIT 4.2
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
     This Amended and Restated Registration Rights Agreement (this “Agreement”) is made effective as of June 20, 2005, by and among RigNet, Inc., a Delaware corporation (the “Company”), Sanders Morris Harris Private Equity Group I, LP (“SMH PEG”), Energivekst AS (“Energivekst”), Altira Technology Fund III LLC (“Altira”), Sanders Opportunity Fund (Institutional), LP (“Sanders (Institutional)”), Sanders Opportunity Fund, LP (“Sanders Opportunity”), Don A. Sanders (“Don Sanders”), Kathy Sanders (“Kathy Sanders”) and DE-PMI Partners, L.P. (“DE-PMI”)(each, a “Holder,” and collectively, the “Holders”) in each of their capacities, as applicable, as holders of shares of Series A Preferred Stock (as defined below), as holders of shares of Series B Preferred Stock (as defined below) and as holders of shares of Series C Preferred Stock (as defined below).
     The Company and the Holders are parties to certain agreements dated as of the date of this Agreement pursuant to which the Holders are acquiring shares of the Company’s Series C Preferred Stock, having a par value of $0.001 per share (the “Series C Preferred Stock”). Shares of the Series C Preferred Stock are convertible under certain circumstances into shares of the Company’s common stock, having a par value of $0.001 per share (the “Common Stock”).
     Altira, Sanders (Institutional), Sanders Opportunity, Don Sanders, Kathy Sanders and DE-PMI (collectively, the “Series A Stockholders”) hold shares of the Company’s Series A Preferred Stock, having a par value of $0.001 per share (the “Series A Preferred Stock”). Shares of the Series A Preferred Stock are convertible under certain circumstances into shares of the Common Stock. The Series A Stockholders and Energivekst (collectively, the “Series B Stockholders”) hold shares of the Company’s Series B Preferred Stock, having a par value of $0.001 per share (the “Series B Preferred Stock”). Shares of the Series B Preferred Stock are convertible under certain circumstances into shares of Common Stock. The Company and the Series A Stockholders are parties to that certain Registration Rights Agreement dated as of January 20, 2004 and the Company, the Series A Stockholders and the Series B Stockholders are parties to that certain Registration Rights Agreement dated as of July 9, 2004 (collectively, the “Prior Agreements”). The Company, the Series A Stockholders and the Series B Stockholders agree that the Prior Agreements shall be amended and restated in their entirety by the terms and provisions of this Agreement.
     Certain capitalized terms used in this Agreement are defined in paragraph 10 of this Agreement.
     The parties hereto agree that the Prior Agreements shall be amended and restated in their entirety to read as follows:
     1. Demand Registrations.
a.	Requests for Registration. Subject to the limitations contained in this Agreement, at any time after the “Closing”, as defined in that certain Securities Purchase Agreement by and among the Company Altira, Sanders (Institutional), Sanders Opportunity, Don Sanders, Kathy Sanders, DE-PMI, SMH PEG and Energivekst, and from time to time thereafter until the termination of this Agreement, the Holders of a majority of the then outstanding shares of Series C Preferred Stock, the Holders of a majority of the then outstanding shares of Series B Preferred Stock and the Holders of a majority of the then outstanding shares of Series A Preferred Stock may collectively request, and the Company shall effect, a registration under the Securities Act of all or part of its Registrable Securities. All registrations requested pursuant to this paragraph 1(a) are referred to in this Agreement as “Demand Registrations”. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Within ten (10) business days after receipt of any such request, the Company will give written notice of such requested registration to all other Holders of Registrable Securities and, except as provided in paragraph 1(c) below, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) business days after the receipt of the Company’s notice.
          b. Number and Size of Requests. The Holders of a majority of the then outstanding shares of the Series C Preferred Stock, the Holders of a majority of the then outstanding shares of the Series B Preferred Stock and the Holders of a majority of the then outstanding shares of the Series A Preferred Stock are collectively entitled to request an aggregate of two (2) Demand Registrations on Form S-l or any similar long form registration statement and unlimited Demand Registrations on Form S-3 or any similar short form registration statement; provided, however, no demand shall be made for a Demand Registration on Form S-l if the Company is eligible to use Form S-3 or any similar short form registration statement for such Demand Registration. No Demand Registration on Form S-1 shall be requested for less than One Million Dollars ( $1,000,000) worth of Registrable Securities. No Demand Registration on Form S-3 shall be requested for less than One Million Five Hundred Thousand Dollars ($1,500,000) worth of Registrable Securities.
          c. Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company and the Holders of Registrable Securities participating in such registration that, in such underwriter’s opinion, the aggregate number of securities requested to be included in such offering exceeds the number of securities which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the then outstanding shares of Series C Preferred Stock requesting registration, the Holders of a majority of the then outstanding shares of Series B Preferred Stock requesting registration and the Holders of a majority of the then outstanding shares of Series A Preferred Stock requesting registration, then the Company will include in such registration, prior to the inclusion of any other securities, the maximum number of Registrable Securities requested to be included by the Holders requesting such Demand Registration, which, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the respective Holders thereof on the basis of the number of shares of Registrable Securities owned by each such Holder on a fully diluted basis outstanding immediately prior to such registration (including for purposes of determination an assumption of the conversion of any accumulated but unpaid dividends on shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock held by such Holder pursuant to the Company’s Certificate of Incorporation).

          d. Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration (i) within six (6) months after the effective date of the Initial Public Offering of the Company (or any shorter period collectively requested by the Holders of a majority of the then outstanding shares of Series C Preferred Stock, the Holders of a majority of the then outstanding shares of the Series B Preferred Stock and the Holders of a majority of the then outstanding shares of the Series A Preferred Stock and agreed to by the lead underwriter), (ii) within twelve (12) months after the effective date of any Demand Registration, (iii) during any period in which the Company is in the process of negotiating or preparing, and ending on a date ninety (90) days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company or (iv) during any period in which the Company is in possession of material information concerning the Company or its business and affairs, the public disclosure of which would have a material adverse effect on the Company, which information shall be disclosed to all of the Holders requesting registration. In any given twelve (12) month period, the Company may effect one (1) postponement for up to one hundred eighty (180) days of the filing or the effectiveness of a registration statement for a Demand Registration if, in the opinion of the Company’s Board of Directors, such Demand Registration or offering of securities would reasonably be expected to have a material adverse effect on any plan of the Company or any of its subsidiaries to engage in any material acquisition of assets outside the ordinary course of business, any material merger, consolidation, or tender offer, or any other transaction; provided, however, that in an such event, the Holders of a majority of the then outstanding shares of the Series C Preferred Stock requesting such Demand Registration, the Holders of a majority of the then outstanding shares of the Series B Preferred Stock requesting such Demand Registration and the Holders of a majority of the then outstanding shares of the Series A Preferred Stock requesting such Demand Registration collectively will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as one of the permitted Demand Registrations, and the Company will pay all registration expenses in connection with such registration.
          e. Effective Registration Statement. A Demand Registration shall not be presumed to have been requested if a registration statement with respect thereto shall not have become effective (unless such Demand Registration has not become effective due solely to the refusal of the Holders requesting registration to proceed, provided such refusal is not due to the advice of their counsel that the registration statement, or the prospectus contained therein, or other documents incorporated by reference therein, contain or contains an untrue statement of a material fact or omits a statement of material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing), regardless of whether any Registrable Securities are sold pursuant to such registration.

     2.  Piggyback Registrations.
          a. Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (whether such registration is a primary registration on behalf of the Company or a secondary registration on behalf of any other person holding any of the Company’s securities) other than a Demand Registration and the registration form to be used is anything other than Forms S-4 or S-8 or any successor forms (a “Piggyback Registration”), or in connection with mergers, acquisitions or exchange offers, the Company will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration and the estimated price range of such offering and, except as provided in paragraph 2(b) below, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) business days after each Holder’s receipt of the Company’s notice.
          b. Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration and the managing underwriters advise the Company that in their opinion the number of securities requested by Holders of Registrable Securities to be included in any Piggyback Registration exceeds the aggregate number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell which, in the opinion of such underwriters, can be sold in an orderly manner within such price range, (ii) second, the Registrable Securities and any other securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within such price range, pro rata among the Holders of such securities on the basis of the number of shares owned by each such Holder on a fully diluted basis outstanding immediately prior to such registration (including for purposes of determination an assumption of the conversion of any accumulated but unpaid dividends on shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock held by the Holder pursuant to the Company’s Certificate of Incorporation) and (iii) third, any other securities requested to be included in such registration, which, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the Holders of such securities on the basis of the number of shares owned by each such Holder on a fully diluted basis outstanding immediately prior to such registration (including for purposes of determination an assumption of the conversion of any accumulated but unpaid dividends on shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock held by such Holder pursuant to the Company’s Certificate of Incorporation).
     3. Registration Procedures. Whenever a Holder of Registrable Securities has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof. Pursuant to such registration, the Company will:
     a. As soon as practicable, but in any event within ninety (90) days of a request for registration of Registrable Securities, prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, if requested, the Company will furnish, to the counsel collectively selected by the Holders of a majority of the then outstanding shares of Series C Preferred Stock covered by such registration statement, the Holders of a majority of the then outstanding shares of Series B Preferred Stock covered by such registration statement and the Holders of a majority of the then outstanding shares of Series A Preferred Stock covered by such registration statement, copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);
     b. As soon as practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) one hundred twenty (120) days (subject to extension pursuant to the last paragraph of this paragraph 3) or, if such registration statement relates to an underwritten offering, such period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
     c. furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus) and any other prospectus filed under Rule 424 under the Securities Act and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
     d. if required, use its reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or underwriter reasonably requests and to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);
     e. furnish to each seller of Registrable Securities a signed counterpart, addressed to such seller (and the underwriters, if any), of:

     (i) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and
     (ii) a “cold comfort” letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the “cold comfort” letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in “cold comfort” letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the “cold comfort” letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as such seller (or the underwriters, if any) may reasonably request;
     f. notify each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, is the subject of any stop order, or is otherwise not in compliance with the Securities Act or other applicable laws and, at the request of any underwriter or any such seller, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
     g. cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to use reasonable efforts to be quoted on the NASDAQ national market automated quotation system;
     h. enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the then outstanding shares of Series C Preferred Stock holding Registrable Securities being sold, the Holders of a majority of the then outstanding shares of Series B Preferred Stock holding Registrable Securities being sold and the Holders of a majority of the then outstanding shares of Series A Preferred Stock holding Registrable Securities being sold or the underwriters, if any, collectively reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

     i. make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all relevant financial and other records, corporate documents and properties of the Company, and use reasonable efforts to cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and
     j. otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission.
          Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subparagraph (f) above, such Holder will forthwith discontinue such Holder’s distribution of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subparagraph (f) above. In the event the Company shall give any such notice, the applicable time period mentioned in subparagraph (b) above during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subparagraph (f) above, to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subparagraph (f) above.
     4. Registration and Qualification under Other Securities Laws. Notwithstanding any other rights granted to the Holders hereunder, in the event that the Company becomes subject to the laws of any foreign jurisdiction with respect to the qualification or registration of any of the Company’s securities, then with respect to such foreign jurisdiction the Holders shall be entitled to exercise rights similar to the rights granted to the Holders hereunder and this Agreement shall be amended ipso facto to the fullest extent necessary to grant such rights and benefits to the Holders.
     5. Rights Granted to Third Persons. Notwithstanding any other rights granted to the Holders hereunder, in the event that the Company shall grant rights and benefits to register any of its securities to any other person which are similar to, greater than, or more favorable to the interests of others when compared to those rights granted to the Holders hereunder, the Holders shall be entitled to exercise rights similar to those granted to such persons and this Agreement shall be amended ipso facto to the fullest extent necessary to grant such similar, greater or more favorable rights and benefits to the Holders.
     6. Registration Expenses.
          a. Expenses Paid by the Company. All expenses incident to any Demand Registration or Piggyback Registration effected pursuant to this Agreement and the Company’s performance of or compliance with this Agreement will be borne by the Company, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, duplicating and printing expenses, road show expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent public accountants, underwriters (excluding discounts and commissions with respect to Registrable Securities) and other persons retained by the Company. In addition, in connection with any Demand Registration or Piggyback Registration, the Company will bear the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or quoted on the NASDAQ national market automated quotation system. In connection with each Demand Registration, the Company will reimburse a Holder of Registrable Securities covered by such registration for the reasonable fees and disbursements of one counsel collectively chosen by the Holders of a majority of the then outstanding shares of Series C Preferred Stock holding Registrable Securities included in such registration, the Holders of a majority of the then outstanding shares of Series B Preferred Stock holding Registrable Securities included in such registration and the Holders of a majority of the then outstanding shares of Series A Preferred Stock Holder holding Registrable Securities included in such registration.
          b. Expenses Paid by the Holder of Registrable Securities. Each Holder of securities included in any registration pursuant to this Agreement will pay any underwriters’ discount or commission and registration fees applicable to such Holder’s securities, and any other expenses incurred by such Holder which are not borne by the Company as provided above.
     7. Indemnification.
          a. Indemnification by the Company. In connection with the sale or transfer of any Registrable Securities registered pursuant to this Agreement, the Company agrees to indemnify, to the extent permitted by law, each such selling or transferring Holder along with such person’s officers, managers, partners, owners and directors, each other person who participates as an underwriter in the offering for sale of such Registrable Securities and each person who controls such person or underwriter (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any failure of compliance with the Securities Act or other applicable laws, including any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder, and each such officer, director, manager, partner, owner, underwriter and controlling person for reasonable legal or any other expenses incurred by them in connection with defending any such loss, claim, liability, action or proceeding, except insofar as the same arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information prepared and furnished to the Company by such Holder specifically for use in the preparation thereof which information contained any untrue statement of any material fact or omitted to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and provided that the Company shall not be liable to any person who is authorized to distribute the final prospectus in any such registration or any other person who controls such person within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the securities to such person if such statement or omission was corrected in such final prospectus.
          b. Indemnification by the Holder of Registrable Securities. In connection with any registration statement in which the Holder is participating, the Holder will furnish to the Company in writing such information regarding such Holder and, if such registration is not an underwritten registration, such information regarding the distribution of such securities, as the Company reasonably requests for use in connection with any such registration statement or prospectus. If such registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto contains any untrue or alleged untrue statement of material fact contained in any information or affidavit so furnished in writing by the Holder, or if such information or affidavit omits or allegedly omits a material fact required to be stated therein or necessary to make the statements therein not misleading, the Holder, to the extent permitted by law, will indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) and all other Holders of Registrable Securities against any losses, claims, damages, liabilities and expenses resulting from such untrue or alleged untrue statement of material fact or omission; provided, however, that the obligation to indemnify will be individual to the Holder and not joint or joint and several with any other seller or prospective seller of securities and will be limited to the net amount of proceeds received by the Holder from the sale of Registrable Securities pursuant to such registration statement.
          c. Defense of Claims. Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and, (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this paragraph 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent (but such consent will not be unreasonably withheld).
          d. Survival; Contribution. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, partner, owner or controlling person of such indemnified party and will survive the transfer of securities and the termination of this Agreement. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable or limited for any reason.
          e. Registration and Qualification under Other Securities Laws. Indemnification similar to that specified above in this paragraph 7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.
          f. Advancement of Expenses. Upon the prior express approval of the indemnifying party, which approval shall not be unreasonably withheld, the indemnification required by this paragraph 7 shall be made by periodic payments of the amount thereof during the course of the defense, as and when bills are received or expense, loss, damage or liability is incurred, subject to refund if it is determined the party incurring such expenses is not entitled to be indemnified under this Agreement.
     8. Underwritten Registrations.
          a. Demand Underwritten Registrations. If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Demand Registration, the Company will enter into an underwriting agreement with such underwriters for such offering. Such agreement shall be reasonably satisfactory in substance and form to the Holders of a majority of the then outstanding shares of Series C Preferred Stock holding Registrable Securities being registered, the Holders of a majority of the then outstanding shares of Series B Preferred Stock holding Registrable Securities being registered, the Holders of a majority of the then outstanding shares of Series A Preferred Stock holding Registrable Securities being registered and the underwriters and shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities substantially as provided in paragraph 7.
          b. Demand or Piggyback Underwritten Registrations. The Holder of Registrable Securities to be distributed by underwriters of any underwritten offering of Registrable Securities pursuant to paragraphs 1 or 2 shall be parties to the Company’s underwriting agreement. No underwriting agreement (or other agreement in connection with such offering) shall require any Holder of Registrable Securities to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Securities, such Holder’s intended method of distribution and any other representation required by law.
          c. Participation in Underwritten Registrations. No person may participate in any registration hereunder which is underwritten unless such person agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the person or persons entitled hereunder to approve such arrangements at the price approved by such person or persons.
     9. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give each Holder of Registrable Securities registered under such registration statement, their underwriters, if any, and their respective counsel the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holder’s and such underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.
     10. Definitions.
          a. “Affiliate” shall have the meaning set forth in Securities Exchange Commission Rule 405, promulgated under the Securities Act.
          b. “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          c. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          d. “Initial Public Offering” shall mean the Company’s first Public Offering.
          e. “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.
          e. “Public Offering” shall mean a firmly-committed underwritten sale of shares of Common Stock of the Company pursuant to a registration statement filed under the Securities Act, in which the aggregate price paid by the public for the shares of Common Stock exceeds One Million Dollars ($1,000,000).
          f. “Registrable Securities” means the shares of Common Stock received or receivable by the Holder in connection with conversion of shares of Preferred Stock and any other securities received on account of the shares of Preferred Stock in any stock split, stock dividend, recapitalization or similar event; provided, however, that such securities will cease to be Registrable Securities (i) when they have been distributed to the public pursuant to an offering registered under the Securities Act or pursuant to a transaction exempt from registration under Rule 144 under the Securities Act (or any similar rule then in force) or (ii) five (5) years after the initial public offering under the Securities Act if such offering resulted in conversion of all shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as the case may be, to Common Stock. For purposes of this Agreement, a person will be presumed to be a Holder of Registrable Securities whenever such person has the right to acquire directly or indirectly such Registrable Securities from the Company (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.
          g. “Securities Act” means the Securities Act of 1933, as amended.
     11. Termination. This Agreement, other than the provisions of paragraph 7, insofar as such provisions relate to completed offerings, and paragraph 13 shall terminate, except with respect to a registration previously requested or in process, at the earlier of (a) five (5) years after the Initial Public Offering, (b) ten (10) years after the date of this Agreement or (c) such other date as is mutually agreed upon by the Company, the Holders of seventy-five percent (75%) of the then outstanding shares of the Series C Preferred Stock, the Holders of seventy-five percent (75%) of the then outstanding shares of the Series B Preferred Stock and the Holders of seventy-five percent (75%) of the then outstanding shares of the Series A Preferred Stock.
     12. Limitation on Subsequent Registration Rights. From and after the date hereof, the Company will not, without the prior written collective consent of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, the Holders of a majority of the then outstanding shares of the Series B Preferred Stock and the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, enter into any agreement with any Holder or prospective Holder of any securities of the Company which allow such Holder or prospective Holder of any securities of the Company to include such securities in any registration filed under paragraph 1 hereof or which grants the Holder any registration rights superior to that of a Holder of the Registrable Securities, unless, under the terms of such agreement, such Holder or prospective Holder may include such securities in any such registration only to the extent that the inclusion of his securities will not diminish the amount of Registrable Securities which are included.
     13. Assignment. Notwithstanding anything herein to the contrary, the Registration Rights of the Holder granted by this Agreement are transferable to any recipient of a Registrable Security that acquires the same in a lawful manner and is (i) a partner or retired partner of any Holder which is a partnership, (ii) a member or former member of any Holder which is a limited liability company, (iii) a family member or trust for the benefit of any individual Holder or family member of a Holder, (iv) an officer or director or any former officer or director of any Holder which is a corporation, (v) an Affiliate of any Holder or (vi) any other Holder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.
     14. Miscellaneous.
          a. Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the Commission thereunder and shall take such further action as any Holder of “Restricted Securities” (as that term is defined by Rule 144 adopted by the Commission under the Securities Act) may reasonably request, all to the extent required to enable such Holder to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (ii) short-form registrations. Upon request, the Company shall deliver to any Holder of securities of the Company a written statement as to whether it has complied with such requirements.
          b. Selection of Underwriters. The Company will select the investment banker(s) and manager(s) to administer any offering effected pursuant to a Demand Registration or Piggyback Registration, provided, however, that in the case of a Demand Registration such selection shall be subject to the collective approval of the Holders of a majority of the then outstanding shares of Series C Preferred Stock holding Registrable Securities being registered, the Holders of a majority of the then outstanding shares of Series B Preferred Stock holding Registrable Securities being registered and the Holders of a majority of the then outstanding shares of Series A Preferred Stock holding Registrable Securities being registered, which approval shall not be unreasonably withheld or delayed.
          c. Remedies. Any person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
          d. Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written collective consent of the Company and the Holders of a majority of the then outstanding shares of Series C Preferred Stock, the Holders of a majority of the then outstanding shares of Series B Preferred Stock and the Holders of a majority of the then outstanding shares of Series A Preferred Stock.
          e. Successors and Assigns. Except as otherwise provided, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Except as otherwise provided herein or in any express assignment of this Agreement by any Holder, the provisions of this Agreement which are for the benefit of the Holder are also for the benefit of, and enforceable by, any subsequent Holder of the Registrable Securities, which subsequent Holder shall be presumed to be a “Holder” upon any transfer made pursuant to the terms of this Agreement.
          f. Additional Holder. The parties agree that any person acquiring shares of Series C Preferred Stock, Series B Preferred Stock or shares of Series A Preferred Stock or any combination thereof may become a party to this Agreement, and, upon acquisition of shares of Series

C Preferred Stock, Series B Preferred Stock or shares of Series A Preferred Stock or any combination thereof and execution of a counterpart signature page to this Agreement, such person shall be presumed to be a Holder for all purposes under this Agreement. Should there be more than one Holder, determinations and elections to be made by the Holder shall be made in accordance with the written collective consent of the Holders of a majority of the then outstanding shares of Series C Preferred Stock, the Holders of a majority of the then outstanding shares of Series B Preferred Stock and the Holders of a majority of the then outstanding shares of Series A Preferred Stock.
          g. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
          h. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
          i. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          j. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the conflict of laws provisions, of the State of Texas.
          k. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be presumed to have been given when delivered personally to the recipient, sent to the recipient by facsimile or by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to each party to this Agreement at the address indicated on the signature pages hereto, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
          l. Inconsistent Agreements. The Company will not enter into agreements which legally conflict with this Agreement.
          m. Legend. The certificates representing the Registrable Securities will contain a legend referring to this Agreement.
          n. Registration Not Required. The Company will not be obligated to include any shares of Registrable Securities in a Demand Registration or a Piggyback Registration if the Company delivers to the requesting Holder the opinion of the Company’s counsel in a form reasonably acceptable to the Holder of such shares to the effect that the requested registration is not at that time required to permit the proposed disposition or any resale of such Registrable Securities without restrictions on transfer under the Securities Act, which opinion may be furnished to and relied upon by any broker through which the Holder intend to sell the Registrable Securities.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“COMPANY”

RIGNET, INC.

By:	/s/ Omar Kulbrandstad Omar Kulbrandstad, CEO

“HOLDERS”

SANDERS MORRIS HARRIS PRIVATE EQUITY GROUP I, LP

By:	/s/ Charles L. Davis Charles L. Davis, Manager

ENERGIVEKST AS

By:	/s/ Gunnar Halvorsen
Name: Gunnar Halvorsen
Title: Partner

ALTIRA TECHNOLOGY FUND III LLC

By: Altira Group LLC, Managing Member

By:	/s/ James R. Newell James R. Newell, Partner

Address:	1625 Broadway, Suite 2450
Denver, CO 80202
SANDERS OPPORTUNITY FUND (INSTITUTIONAL), LP
[AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE]

SANDERS OPPORTUNITY FUND (INSTITUTIONAL), LP

By: Name: Title:	/s/ Don A. Sanders Don A. Sanders Chief Investment Officer

SANDERS OPPORTUNITY FUND, LP

By: Name: Title:	/s/ Don A. Sanders Don A. Sanders Chief Investment Officer

/s/ Don A. Sanders

Don A. Sanders

/s/ Kathy Sanders

Kathy Sanders

DE-PMI PARTNERS, L.P.

By:	/s/ Michael J. Hay
Name:	Michael J. Hay
Title:	General Partner

[AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE]